EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 28% INCREASE IN SECOND QUARTER INCOME
COMPANY REITERATES ANNUAL EARNINGS GUIDANCE AS FIRST HALF DILUTED E.P.S. RISE 24% FROM PRIOR-YEAR PERIOD
DURANGO, Colorado (September 27, 2007) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2008.
For the three months ended August 31, 2007, revenues increased 11 percent to approximately $7.5 million, compared with revenues of approximately $6.8 million for the three months ended August 31, 2006. Same-store sales at franchised retail outlets increased 1.6 percent during the most recent quarter, when compared with the year-earlier quarter. Same-store pounds of products purchased by franchisees from the Company’s factory decreased 9 percent during the most recent quarter, when compared with the prior-year quarter, primarily due to a shift in the mix of factory-made products versus products made in the stores operated by franchisees.
Net income for the three months ended August 31, 2007 increased 28 percent to approximately $1,333,000, compared with approximately $1,040,000 in the three months ended August 31, 2006. Basic and diluted earnings per share totaled $0.21 and $0.20, respectively, in the three months ended August 31, 2007, compared with $0.16 and $0.16, respectively for the three months ended August 31, 2006.
For the six months ended August 31, 2007, revenues increased 9 percent to approximately $14.8 million, compared with revenues of approximately $13.5 million for the six months ended August 31, 2006. Same-store sales at franchised retail outlets increased 0.7 percent during the six months ended August 31, 2007, while same-store pounds of products purchased from the Company’s factory by franchisees decreased 9 percent, when compared with the prior-year period.
Net income rose 20 percent to approximately $2,365,000 in the six months ended August 31, 2007, compared with approximately $1,970,000 for the six months ended August 31, 2006. Basic earnings per share increased 23 percent to a record $0.37 for the six months ended August 31, 2007, compared with $0.30 for the six months ended August 31, 2006. Diluted earnings per share increased 24 percent to a record $0.36 in the six months ended August 31, 2007, versus $0.29 for the six months ended August 31, 2006.
Total retail sales for the Company’s network of stores increased 8.2 percent to approximately $54.9 million in the six months ended August 31, 2007, compared with system-wide sales of approximately $50.8 million in the corresponding period of the previous year.
“I am pleased to report that the second quarter of Fiscal 2008 was our 16th record quarter, of the past 17 quarters in terms of earnings, when compared with prior-year periods,” noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory. “We reported a 28 percent increase in net income and a 28.6 percent pretax profit margin during the most recent quarter. These results were achieved despite lower franchise fees, reflecting a change in the revenue recognition policy for franchise fee revenue, and a reduction in retail sales due to a decrease in the average number of stores operated by the Company. Despite unusually hot weather in many markets again this summer, our franchisees posted a modest increase in same-store sales and ended the second quarter with 316 stores in operation, a 6% increase when compared with 298 stores in operation at the end of the prior-year quarter. Our second quarter sales to specialty markets (i.e., customers outside our system of franchise retail stores), increased 219% from a year earlier, partly due to the timing of holiday shipments to a warehouse club customer.”
“A highlight of our second quarter was the signing of an Airport Franchise Development Agreement (“the Agreement”) with The Grove, Inc., a privately-owned retailer of natural snacks and other branded products. The Grove currently owns and operates food and beverage units and retail stores in 13 airports throughout the U.S., and the agreement gives The Grove the exclusive right to open Rocky Mountain Chocolate Factory stores in all airports in the U.S. where there are no Rocky Mountain Chocolate Factory stores currently operating or under development. This is an exciting development for our Company, because retail stores that are currently operated by franchisees at airports, in general, outperform the average Rocky Mountain Chocolate Factory store by a factor of more than two-to-one. We currently have nine retail airport locations in operation and plans call for at least eight additional airport stores to be operating under the agreement with The Grove within the next two years.”
“Once again, the timing of franchised store openings during Fiscal 2008 has been skewed towards the second half of the fiscal year, with only ten new stores coming on line during the six months ended August 31, 2007,” continued Merryman. “The pace of store openings should accelerate significantly during the third and fourth quarters, and we expect to reach our target of 35-40 new stores for the fiscal year ending February 29, 2008. We are also reiterating our previous guidance that earnings for the current fiscal year should rise 15 to 20 percent from the record levels reported in Fiscal 2007.”
During the second quarter of Fiscal 2008, franchisees opened new stores in Charleston, West Virginia; Farmington, New Mexico; Keystone, Colorado; Rogers, Arkansas; South Lake Tahoe (Heavenly Village), California and Tustin, California.
On May 10, 2007, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to approximately $5.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time. To date, the Company has repurchased approximately 25,500 shares of common stock under this authorization.
On September 14, 2007, the Company paid its 17th consecutive quarterly cash dividend, in the amount of $0.095 per share, to shareholders of record as of September 4, 2007.
The Company will host its second quarter conference call on Thursday September 27, 2007 at 4:15 p.m. EDT. To access the conference call, please dial 888-694-4702 (international/local participants dial 973-582-2741) approximately five minutes prior to 4:15 p.m. EDT and enter the access code 9287886. A replay of the call will be available through October 5, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080) and entering the replay access code 9287886.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of September 21, 2007, the Company and its franchisees currently operate 323 stores in 38 states, Canada and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, the success of the Company’s agreement with The Grove, Inc. to open new airport stores and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the
	six months ended	Stores open as of
	August 31, 2007	August 31, 2007
United States:
Franchised Stores	10	277
Company-owned Stores	-	5
International Licensed Stores	1	39

Total	11	321
INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2007	2006	2007	2006
Revenues
Factory sales	$5,422	$4,508	71.8%	66.5%
Royalty and marketing fees	1,518	1,362	20.1%	20.1%
Franchise fees	101	180	1.4%	2.6%
Retail sales	507	730	6.7%	10.8%
Total revenues	7,548	6,780	100.0%	100.0%

Costs and Expenses
Cost of sales	3,605	3,167	47.8%	46.7%
Franchise costs	357	384	4.7%	5.7%
Sales and marketing	337	354	4.5%	5.2%
General and administrative	650	586	8.6%	8.6%
Retail operating	266	403	3.5%	5.9%
Depreciation and amortization	196	226	2.6%	3.4%

Total costs and expenses	5,411	5,120	71.7%	75.5%

Income from Operations	2,137	1,660	28.3%	24.5%

Other Income (Expense)
Interest expense	—	—	—	—
Interest income	25	12	0.3%	0.2%
Other, net	25	12	0.3%	0.2%

Income Before Income Taxes	2,162	1,672	28.6%	24.7%

Provision for Income Taxes	829	632	11.0%	9.4%

Net Income	$1,333	$1,040	17.6%	15.3%

Basic Earnings per Common Share	$0.21	$0.16
Diluted Earnings per Common Share	$0.20	$0.16

Weighted Average Common Shares Outstanding	6,376,445	6,383,031
Dilutive Effect of Stock Options	167,250	228,584
Weighted Average Common Shares Outstanding, Assuming Dilution	6,543,695	6,611,615

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2007	2006	2007	2006
Revenues
Factory sales	$10,931	$9,213	73.7%	68.0%
Royalty and marketing fees	2,813	2,654	19.0%	19.6%
Franchise fees	172	307	1.2%	2.3%
Retail sales	911	1,374	6.1%	10.1%
Total revenues	14,827	13,548	100.0%	100.0%

Costs and Expenses
Cost of sales	7,395	6,503	49.9%	48.0%
Franchise costs	779	717	5.2%	5.3%
Sales and marketing	696	705	4.7%	5.2%
General and administrative	1,294	1,219	8.7%	9.0%
Retail operating	513	812	3.5%	6.0%
Depreciation and amortization	388	461	2.6%	3.4%

Total costs and expenses	11,065	10,417	74.6%	76.9%

Income from Operations	3,762	3,131	25.4%	23.1%

Other Income (Expense)
Interest expense	—	—	—	—
Interest income	59	37	0.4%	0.3%
Other, net	59	37	0.4%	0.3%

Income Before Income Taxes	3,821	3,168	25.8%	23.4%

Provision for Income Taxes	1,456	1,198	9.8%	8.9%

Net Income	2,365	1,970	16.0%	14.5%

Basic Earnings per Common Share	$0.37	$0.30
Diluted Earnings per Common Share	$0.36	$0.29

Weighted Average Common Shares Outstanding	6,378,587	6,461,292
Dilutive Effect of Stock Options	160,778	247,831
Weighted Average Common Shares Outstanding, Assuming Dilution	6,539,365	6,709,123
SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2007	February 28, 2007
		(audited)
Current Assets	$11,324	$10,759
Total assets	$18,881	$18,456
Current Liabilities	$3,462	$3,256
Stockholders’ Equity	$14,733	$14,515